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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
Lasertechnics, Inc.:

We consent to incorporation by reference in the registration statements No. 33-42214 and 33-98160 on Form S-8 of Lasertechnics, Inc. and subsidiaries of our report dated March 8, 1996, except as to the last paragraph of footnote 12 and footnote 19 which are as of March 15, 1996, relating to the consolidated balance sheets of Lasertechnics, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows and related financial statement schedule for each of the years in the three-year period ended December 31, 1995, which reports appear in the December 31, 1995 annual report on For 10-KSB of Lasertechnics, Inc.

Our report dated March 8, 1996, except as to the last paragraph of footnote 12 and footnote 19 which are as of March 15,1996, contains an explanatory paragraph that states that the Company's recurring losses from operations and resulting continued dependence upon access to additional external financing together with the default on a capital lease obligation raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

                                               /s/ KPMG PEAT MARWICK LLP
                                        ----------------------------------------
                                                   KPMG PEAT MARWICK LLP

Albuquerque, New Mexico
March 29, 1996